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                                                          EXHIBIT 11.1

                          SOFTKEY INTERNATIONAL INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                    Three Months Ended
                                                                         March 31,
                                                                    ------------------
                                                                   1995            1994
                                                                   ----            ----
FULLY DILUTED
- - - - -------------
Net income                                                     $    10,019      $     6,291
Add:
    Interest on convertible debentures and notes                        --              232
    Amortization of convertible debenture issue costs                   --               35
                                                               -----------      -----------
Adjusted net income                                            $    10,019      $     6,558
                                                               ===========      ===========
Weighted average Common and Exchangeable
    Shares outstanding                                          21,069,000       18,521,000

Incremental shares calculated by the Treasury Stock
    Method applied to options, convertible
    debentures and warrants issued, using the
    greater of the closing and average fair value                1,307,000        1,465,000
                                                               -----------      -----------

Common and common share equivalents
    outstanding for purposes of calculating
    fully diluted earnings per share                            22,376,000       19,986,000
                                                               ===========      ===========

Fully diluted earnings per share                               $      0.45      $       .33
                                                               ===========      ===========

PRIMARY
- - - - -------
Net income                                                     $    10,019      $     6,291
Add:
    Interest on convertible debentures and notes                        --              232
    Amortization of convertible debenture issue costs                   --               35
                                                               -----------      -----------
Adjusted net income                                            $    10,019      $     6,558
                                                               ===========      ===========

Weighted average Common and Exchangeable
    Shares outstanding                                          21,040,000       18,521,000

Incremental shares calculated by the Treasury Stock
    Method applied to options, convertible
    debentures and warrants issued, using the
    greater of the closing and average fair value                1,228,000        1,465,000
                                                               -----------      -----------

Common and common share equivalents
    outstanding for purposes of calculating
    fully diluted earnings per share                            22,268,000       19,986,000
                                                               ===========      ===========

Primary earnings per share                                     $      0.45      $       .33
                                                               ===========      ===========
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